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                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

Dear Sirs:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of General Electric Capital Corporation dated July 17, 2006 (the "Registration Statement") of our report dated February 10, 2006, relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2005 and 2004, and the related statements of earnings, changes in shareowner's equity and cash flows for each of the years in the three-year period ended December 31, 2005 and the related schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005 which report appears in the December 31, 2005 annual report on Form 10-K of General Electric Capital Corporation. Our report, which is incorporated by reference in the Registration Statement, refers to a change in the method of accounting in 2004 and 2003 for variable interest entities.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut
July 17, 2006